Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-106126
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 16, 2003)

     This Prospectus Supplement supplements the Prospectus dated July 16, 2003 (as previously supplemented by the Prospectus Supplements dated November 21, 2003, December 2, 2003 and February 4, 2004) (the “Prospectus”) relating to the resale of up to 40,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), of Evergreen Solar, Inc. (the “Company”) by certain stockholders of the Company, which Prospectus was filed as part of the Company’s Registration Statement on Form S-3 No. 333-106126.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IN CONNECTION WITH THE OFFERING MADE PURSUANT TO THE PROSPECTUS (AS SUPPLEMENTED HEREBY), AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES NOR ANY SALE OF SHARES OF COMMON STOCK COVERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT INFORMATION IN THE PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF (JULY 16, 2003). THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES DO NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

The date of this Prospectus Supplement is February 7, 2006.
     This Prospectus Supplement updates certain information contained in the “Selling Stockholders” and “Plan of Distribution” sections of the Prospectus in connection with the transfer by Beacon Power Corporation (the “Transferor”) of its warrant to purchase 2,400,000 shares of Common Stock to CRT Capital Group LLC (the “Transferee”). Except for information in this Prospectus Supplement, reference should be made to the accompanying Prospectus dated July 16, 2003 (as previously supplemented) and the information incorporated therein by reference.
     The following table amends and restates the information set forth in the table in the “Selling Stockholders” section of the Prospectus with respect to the Transferor and adds the following information to such table with respect to the Transferee as of February 7, 2006 setting forth, to the Company’s knowledge, information about the stockholdings of the Transferee.

		Number of Shares Offered	Number of Shares Owned After
	Number of Shares	Pursuant to this	Completion of Offering
	Owned Before	Prospectus (1) (as
Selling Stockholder	Offering	supplemented hereby)	Amount	Percent

Beacon Power Corporation (2)	892,857	1,280,000	0	0
CRT Capital Group LLC (3)	2,400,000 (4)	2,400,000 (4)	0	0
(1) For purposes of the information in this column, shares of Common Stock transferred to the Transferee by the Transferor are treated as having been beneficially owned before this offering by the Transferee, rather than the Transferor.
(2) Includes 892,857 shares of common stock presently issuable upon conversion of the shares of Series A convertible preferred stock held by such selling stockholder and up to an additional 387,143 shares of common stock which, based on our bona fide estimate, could be issuable in the future upon the conversion of the Series A convertible preferred stock held by such selling stockholder.
(3) J. Christopher Young and C. Michael Vaughn, Jr. have voting or investment power over these securities. The selling stockholder is a broker dealer.
(4) Consists of 2,400,000 shares of common stock presently issuable upon exercise of a warrant to purchase shares of common stock held by such selling stockholder.
     All of the Selling Stockholders (other than Transferees identified in this Prospectus Supplement, the Prospectus Supplement dated February 4, 2004, the Prospectus Supplement dated December 2, 2003 or the Prospectus Supplement dated November 21, 2003) acquired his, her or its shares of Common Stock offered pursuant to the Prospectus (as supplemented hereby) directly or indirectly in connection with the stock and warrant financing described in the accompanying Prospectus dated July 16, 2003 under “Recent Events.” Each such Selling Stockholder represented to the Company in connection with such acquisition that such Selling Stockholder was acquiring his, her or its shares of Common Stock in connection with the acquisition without any present intention of effecting a distribution of those shares.